EXHIBIT 10.7

August 16, 2022

Mr. Robert M. DeLucia, CPA

5623 NW 60th Street

Kansas City, Missouri 64151

Re:  Offer of Employment – Chief Financial Officer

Dear Bob:

SharpLink Gaming Ltd. and its subsidiaries (“SharpLink” or the “Company”) are pleased to offer you a position as Chief Financial Officer with our Company pursuant to the following terms and conditions of employment. You shall commence employment on or before September 1, 2022 (your "Commencement Date"). You shall be based in our corporate headquarters located in Minneapolis, Minnesota; however, you will be permitted to work remotely, as necessary.  You will report to Rob Phythian, the Company’s Chief Executive Officer.

As a condition of your employment, and in consideration of your employment and the payments and benefits provided herein, you are required to sign and return to the Company the enclosed Employee Confidentiality and Proprietary Rights Agreement (the "Confidentiality Agreement").

During your employment with the Company, you are required to devote your full business time and best efforts to your duties, and you may not, except with prior written permission from the Company, be employed or engaged in any capacity with any business other than the Company. You acknowledge and agree that, as an employee of the Company, you will comply with all laws and regulations, as well as Company rules, policies and procedures as may be in effect from time to time.

Your base salary shall be $220,000 per year, paid in accordance with the Company's standard payroll procedures. You shall be eligible for an annual cash bonus of up to 25% of your then-current base salary, as determined by SharpLink’s leadership team and Board of Directors in its good faith discretion, based on your and the Company’s satisfaction of a combination of personal and Company goals. Executive management and the Board of Directors shall review your performance annually and may revise your compensation. This bonus is subject to your continued employment with the Company through the time at which the bonus is being paid. Any cash bonus for an applicable calendar year shall be paid no later than the end of the first quarter of the following calendar year. Additionally, the Company shall withhold from any payments made to you (including, without limitation, those specified in this offer letter) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

As soon as practicable following your execution of this letter and commencement of employment with the Company, you shall be awarded [Nonqualified Stock Options] [Incentive Stock Option] for 150,000 shares of SharpLink ordinary shares under the Company’s 2021 Equity Incentive Plan (the “Equity Plan”) at the discretion of management following approval by the SharpLink Board of Directors.

333 Washington Avenue N., Suite 104, Minneapolis, Minnesota 55401 | www.sharplink.com

The options will be subject to the terms of the Equity Plan, and the vesting requirements, the term of the option and exercisability at an exercise price equal to the fair market value of the option shares as of the date of grant will be outlined upon issuance. All option awards provided for hereunder shall be subject to your continued employment with the Company through the applicable vesting date or event, as well as your execution of and continued compliance with the Confidentiality Agreement and applicable option award agreements under the terms of the Equity Plan.

Additionally, you and your eligible family members will be able to participate in the Company’s health and benefits plans in accordance with the Company’s current eligibility requirements. Your Company benefits commence on the first day of the month following a complete calendar month of employment with the Company. The benefits you receive will be commensurate with other employees at your level. Benefits currently offered include:

a)	A group health plan covering medical, dental, vision, short-term and long-term disability. Company will pay 100% of the premiums.

b)	The Company has a “Responsible PTO” policy, where employees are allowed to manage their own vacation as approved by their manager.

c)

Company paid holidays, including New Year’s Day, Easter Sunday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas Day and can flex plus or minus two days if the holiday falls on a weekend.

d)	401k Retirement Account.

Any benefits to which you are entitled shall be determined in accordance with such plans and programs and Company policy that are in effect for all employees. The Company reserves the right to suspend, amend or terminate any employee benefit plan or program at any time.

This offer is not a guarantee of employment for a specific period of time. Your employment with the Company, should you accept this offer, will be "at-will," which means that you or the Company may terminate your employment for any or no reason, at any time. In the event you elect to resign your employment with the Company, you agree to provide the Company with 14 days' written notice of your termination of employment. During this notice period, the Company may ask you to perform specific duties or no duties at all and may ask you not to attend work during all or any part of your notice period. During your notice period, you will continue to receive the salary and benefits that you had been receiving immediately prior to such period, subject to any changes generally made for other employees of the Company. Further, upon termination of your employment for any reason, you agree to cooperate with the Company with respect to those business-related matters of which you have knowledge and to assist with the orderly return of Company property and transition of your work to others, as directed by the Company.

You should be aware that Company employees are not permitted to make any unauthorized use of documents or other information, which could reasonably be considered or construed to be confidential or proprietary information of another individual or company. Likewise, Company employees may not bring with them onto the premises of the Company or place on Company devices or within the Company's information systems any confidential documents or other forms of tangible information relating to their prior employer's business. Further, you represent to the Company that you are not subject to any contract or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties.

This offer of employment and continued employment is conditioned on your establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). You will receive a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

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At any time in Employer’s sole discretion, it may conduct background checks and other investigations regarding you. Furthermore, from time to time, Employer’s clients, vendors and government regulators may require additional background and credit checks. You consent to such checks and investigations and agrees to provide any required written authorizations or consents.

This offer letter, as well as all matters concerning, arising out of or relating to your employment shall be governed by and construed under the laws of the State of Minnesota, without regard to its conflict-of-law principles. Further, any dispute concerning or arising out of this offer letter or otherwise out of your employment with the Company shall be heard exclusively pursuant to the dispute resolution provisions set forth in the Confidentiality Agreement.

By signing this letter, you acknowledge that (1) you have not relied upon any representations other than those set forth in this offer letter or the Confidentiality Agreement; (2) the terms of this offer and the Confidentiality Agreement constitute the entire understanding and contain a complete statement of all the agreements between you and the Company; (3) this offer letter and the Confidentiality Agreement supersede all prior and contemporaneous oral or written agreements, understandings or communications between you and the Company; and (4) any subsequent agreement or representation between you and the Company shall not be binding on the Company unless contained in a writing signed by you and an authorized representative of the Company.

Bob, we are very excited about the prospect of your joining the Company and expect that your employment here will be a mutually rewarding experience.

If you have any questions or issues that may arise after reviewing this offer letter, please don't hesitate to contact me by email at rob.phythian@sharplink.com or call me at 612-386-8022. We look forward to welcoming you to SharpLink Gaming Ltd.

Sincerely,

/s/ Rob Phythian

Rob Phythian

SharpLink Gaming Ltd.

Chief Executive Officer

“Agreed and Acknowledged” (please sign, date and retain a copy for your records)

/s/ Bob DeLucia

Bob DeLucia

Date: August 16, 2022

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